Exhibit 99.2

CONSENT OF PIPER SANDLER & CO.

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, CA 90025

The Board of Directors:

We understand that RadNet, Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated April 15, 2025, to the Board of Directors of iCAD, Inc. (“iCAD”), as part of Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement (File No. 333-287005) on Form S-4 (together with the Amendment, the “Registration Statement”) solely because such Opinion is included in the proxy statement/prospectus that forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and iCAD.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B to, and references thereto under the headings “Summary—Opinion of iCAD’s Financial Advisor” and “—Risk Factors”; “Risk Factors—Risks Relating to the Merger”; “The Merger—Background of the Merger”, “—Recommendation of the iCAD Board of Directors and Reasons for the Merger”, “—Certain iCAD Unaudited Prospective Financial Information”, and “—Opinion of iCAD’s Financial Advisor”; and “The Merger Agreement—Representations and Warranties”, in the proxy statement/prospectus that forms a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PIPER SANDLER & CO.

PIPER SANDLER & CO.

May 19, 2025